Exhibit 1.02

PAR Technology Corporation
Conflict Minerals Report
For The Year Ended December 31, 2013

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”).  The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products.  Conflict minerals are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (“Conflict Minerals”), the trade in which sometimes benefits armed groups operating in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Company Overview

The Company has two reportable segments, Hospitality and Government.  The Hospitality segment offers integrated solutions to the hospitality industry which include hardware platforms and software applications utilized at restaurants, resorts, hotels and spas.  In addition, the Company also provides technology to support food safety compliance and task management capabilities for retailers, grocers and restaurants.  The Company’s Hospitality segment offers customer support including field service, installation, twenty-four hour telephone support and depot repair.  The Government segment develops and delivers geospatial and full motion video solutions to the Federal Government and industry, and provides communications and information technology support services to the United States Department of Defense.

Conflict Minerals Review Process

The Company’s supply chain is complex and there are multiple tiers between the Company and the source of any Conflict Minerals contained in its products.  Accordingly, the Company relies on the contract manufacturers with which it conducts business to provide information on the origin of the Conflict Minerals contained in its products.  In 2013, the Company determined that its products likely contained several of the minerals in question.

The Company conducted a reasonable country of origin inquiry by requesting that its contract manufacturers (and their suppliers, as applicable) complete a survey identifying whether the products, materials or components supplied to the Company contain Conflict Minerals from a Covered Country.  Despite further inquiry and follow up by the Company, the contract manufacturers (and their suppliers) were not able to provide confirmation that the products supplied to the Company did not contain Conflict Minerals from Covered Countries, or definitive information regarding the origin of any Conflict Minerals.  Accordingly, the Company cannot exclude the possibility that the Conflict Minerals used in the manufacture of products supplied to the Company may have originated in a Covered Country and are not from recycled or scrap sources.  By driving accountability within the Company’s supply chain and continuing the Company’s outreach efforts, the Company hopes to further develop transparency into its supply chain.

The Company’s due diligence efforts with respect to Conflict Minerals included and will continue to include (i) conducting internal meetings with senior management to discuss the Rule and the related disclosure requirements, (ii) communicating with the Company’s contract manufacturers and maintaining complete and accurate records of requests for information and the corresponding responses, and (iii) reviewing and validating the responses of its contract manufacturers and following up on incomplete or insufficient information.  In addition, in 2014, the Company will (i) enhance its communication processes and improve its due diligence data accuracy in order to mitigate the risk that the Conflict Minerals used in its products are from Covered Countries or could benefit armed groups in Covered Countries and (ii) adopt a Conflict Mineral policy.  In general, the Company plans to enhance its due diligence process within the supply chain with the goal of minimizing risks associated with Conflict Minerals in the Company’s products.  The Company intends to continue to meaningfully engage with its contract manufacturers and their suppliers to acquire accurate and complete information about the supply chain.  The Company’s goal is to ensure responsible sourcing of material and that all existing and future manufacturer engagements do not involve the sourcing of Conflict Minerals.  If necessary, the Company will consider alternate sources of products and/or modifying its contractual relationships.

As a downstream purchaser of Conflict Minerals, the Company’s due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of Conflict Minerals.  The Company’s due diligence measures are based on the necessity of seeking data from its direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the Conflict Minerals.  Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.  Since the Company does not have direct contractual relationships with smelters and refiners, it relies on its direct suppliers to gather and provide specific information about the origin of the Conflict Minerals and relies upon industry efforts to influence smelters and refiners to participate in Conflict Free Smelter programs.